Exhibit 99.1

Alico, Inc. Announces Third Quarter and Nine Months of Fiscal Year 2014

Financial Results

Fort Myers, FL, August 11, 2014 — Alico, Inc. (“Alico”) (NASDAQ:ALCO), an American agribusiness and land management company, today announced financial results for the third quarter and nine months ended June 30, 2014. Net income applicable to common stock for the third quarter of fiscal 2014 was $1.1 million, or $0.15 per basic and diluted share, compared to net income of $4.1 million, or $0.55 per diluted share in the third quarter of fiscal 2013. The third quarter of fiscal 2014 results were negatively impacted by a $2.3 million one-time charge related to a triple net agricultural lease entered into with our sole sugarcane customer.

Fiscal Year 2014 Third Quarter Results

For the third quarter of fiscal year 2014, total operating revenue was $28.7 million as compared to $35.2 million for the third quarter of fiscal year 2013, a decrease of 18.6%. The decrease in operating revenue was due to a decrease in sales by the Agricultural Supply Chain Management and Improved Farmland segments, partially offset by an increase in Citrus Groves revenues.

Historically, our agricultural operations have been seasonal in nature with the second quarter and third quarter generally producing the majority of our annual revenue and the first and fourth quarters producing less revenue.

Third quarter fiscal year 2014 included Citrus Groves revenue of $22.0 million compared to $19.2 million from the same period of fiscal year 2013, an increase of approximately $2.8 million or 14.4% due to a 29.8% increase in the market price per pound solid of the Valencia variety, offset by a 11.3% decrease in boxes harvested. Agricultural Supply Chain Management had revenue of $4.1 million for the third quarter of fiscal year 2014 as compared to $10.6 million from the same period of fiscal year 2013, a decrease of approximately $6.5 million or 61.3% due to a significant decrease in the number of boxes of fruit sold. The $6.5 million decrease in revenue only had a $0.3 million negative impact on gross profit due to the low margins earned in this segment. Improved Farmland revenue, which includes the results of our Sugarcane operations, was $2.2 million for the third quarter of fiscal year 2014 as compared to $4.8 million for the same period of fiscal year 2013, a decrease of approximately $2.6 million or 54.6%. Sugarcane contributed revenue of $1.5 million for the third quarter of fiscal year 2014 as compared to $4.5 million for the same period of fiscal year 2013 due to a decrease of 52,000 standard tons of sugarcane harvested related to timing as compared to the third quarter of fiscal year 2013, coupled with a decrease in price per standard ton of 31.79% to $30.65.

Total operating expenses for the third quarter of fiscal year 2014 were $24.4 million as compared to $26.1 million for the third quarter of fiscal year 2013, a decrease of $1.7 million. Operating expenses decreased as a result of a $6.2 million decrease in purchases of citrus fruit by Agricultural Supply Chain Management, partially offset by a one-time charge to Improved Farmland of approximately $2.3 million recorded as an operating expense related to the reimbursement to the Company, at book value, for certain of our costs to develop and plant sugarcane, cultivate and care take sugarcane and purchase certain rolling stock used in our sugarcane operation. The one-time reimbursement relates to the triple net agricultural lease entered into with our sole sugarcane customer, United States Sugar Corporation, announced in May 2014.

Gross profit for the third quarter of fiscal year 2014 was $4.3 million compared to $9.1 million for the third quarter of fiscal year 2013, a decrease of 53.0%. This decrease in gross profit was primarily due to decreased profitability of Improved Farmland segment as our Sugarcane operation was negatively impacted by the decreased price per net standard ton and a one-time charge related to the triple net agricultural lease. The gross profit decrease was partially offset by an increased Citrus Groves gross profit of $1.9 million due to increased pricing.

Adjusted EBITDA (defined as net income excluding interest expense, income taxes, depreciation and amortization, change in control related costs and the one-time charge related to the sugarcane operations lease) for the third quarter of fiscal year 2014 was $6.4 million as compared to $9.9 million for the third quarter of fiscal year 2013. The decrease of $3.5 million is primarily due to the decreased gross profit of the Improved Farmland segment. A reconciliation of Adjusted EBITDA to net income is provided at the end of this release.

The Company paid a third quarter cash dividend of $0.06 per share on its outstanding common stock on July 14, 2014, to shareholders of record at June 30, 2014. Additionally, the Board recently declared a fourth quarter dividend of $0.06 per share on its outstanding common stock to be paid to shareholders of record as of September 30, 2014, with payment expected on October 15, 2014.

Fiscal Year 2014 Nine Months Results

Net income for the nine months ended June 30, 2014 was $4.5 million, or $0.61 per diluted share, compared to $7.9 million, or $1.07 per diluted share, for the same period of fiscal 2013, a decrease of $3.4 million. For the nine months ended June 30, 2014, total operating revenue was $81.1 million, compared to $95.0 million for the same period of fiscal year 2013, a decrease of $13.9 million or 14.6%, driven primarily by reduced Agricultural Supply Chain Management revenues. Income from operations for the nine months of fiscal 2014 was $8.5 million as compared to $13.3 million for the same period of fiscal 2013.

Adjusted EBITDA in the first nine months of fiscal year 2014 was $19.7 million as compared to $22.1 million in the first nine months of fiscal year 2013. The decrease in Adjusted EBITDA is driven by a significant reduction in gross profit from the Improved Farmland’s sugarcane operation due primarily to a reduced price per net standard ton of sugarcane, partially offset by the Citrus Groves segment’s increase in gross profit driven by pricing increases. A reconciliation of Adjusted EBITDA to net income is provided at the end of this release.

Balance Sheet and Liquidity

The Company had working capital of approximately $57.1 million and $48.3 million at June 30, 2014 and September 30, 2013, respectively. Cash used in operating activities was $15.4 million for the first nine months of fiscal year 2014 as compared to $14.8 million during the first nine months of fiscal year 2013. Availability under the revolving line of credit was $60.0 million at June 30, 2014 and September 30, 2013. Due to the seasonal nature of our business, working capital requirements are typically greater in the first and fourth quarters of our fiscal year coinciding with our planting cycles. Cash flows from operating activities typically improve in our second and third fiscal quarters as we harvest our crops.

About Alico

Alico, Inc. (“Alico”) is an American agribusiness and land management company built for today’s world and known for its legacy of achievement and innovation in citrus, sugar, cattle and resource conservation. We own approximately 130,700 acres of land in six Florida counties (Alachua, Collier, Glades, Hendry, Lee and Polk). Our principal lines of business are citrus groves, improved farmland including sugar cane, cattle ranching and conservation, and other operations which include rock mining. Our mission is to create value for our customers, clients and shareholders by managing existing lands to their optimal current income and total returns, opportunistically acquiring new agricultural assets and producing high quality agricultural products while exercising responsible environmental stewardship. Learn more about Alico (NASDAQ: ALCO) at www.alicoinc.com or follow Alico on Facebook and Twitter.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are based on Alico’s current expectations about future events and can be identified by terms such as “plans,” “expect,” “may,” “anticipate,” “intend,” “should be,” “will be,” “is likely to,” “believes,” and similar expressions referring to future periods.

Alico believes the expectations reflected in the forward-looking statements are reasonable but cannot guarantee future results, level of activity, performance or achievements. Actual results may differ materially from those expressed or implied in the forward-looking statements. Therefore, Alico cautions you against relying on any of these forward-looking statements. Factors which may cause future outcomes to differ materially from those foreseen in forward-looking statements include, but are not limited to: changes in laws, regulation and rules; weather conditions that affect production, transportation, storage, demand, import and export of fresh product and its by-products, increased pressure from disease, insects and other pests; disruption of water supplies or changes in water allocations; pricing and supply of raw materials and products; market responses to industry volume pressures; pricing and supply of energy; changes in interest rates; availability of financing for land development activities and other growth opportunities; onetime events; acquisitions and divestitures; seasonality; labor disruptions; inability to pay debt obligations; inability to engage in certain transactions due to restrictive covenants in debt instruments; government restrictions on land use; changes in agricultural land values; and market and pricing risks due to concentrated ownership of stock. Other risks and uncertainties include those that are described in Alico’s SEC filings, which are available on the SEC’s website at http://www.sec.gov. Alico undertakes no obligation to subsequently update or revise the forward-looking statements made in this press release, except as required by law.

Investor Contact:

Mark Humphrey

Senior Vice President and Chief Financial Officer

(239) 226-2000

mhumphrey@alicoinc.com

Non-GAAP Financial Measures

Due to significant depreciable assets associated with the nature of our operations and, to a lesser extent, interest costs associated with our capital structure, management believes that EBITDA (earnings before interest, taxes, depreciation and amortization) and Adjusted EBITDA are important measures to evaluate our results of operations between periods on a more comparable basis. Adjusted EBITDA provides an adjusted view of EBITDA that takes into account certain significant non-recurring transactions, if any, which vary significantly between periods. Such measurements are not prepared in accordance with accounting principles generally accepted in the United States (“GAAP”) and should not be construed as an alternative to reported results determined in accordance with GAAP. The non-GAAP information provided is unique to Alico and may not be consistent with methodologies used by other companies. Net income which management considers being the most directly comparable financial measure calculated and presented in accordance with GAAP is reconciled to Unaudited EBITDA and Adjusted EBITDA, as follows:

(in thousands)	Three Months Ended June 30,		Nine Months Ended June 30,
	2014	2013	2014	2013

Net income	$ 1,119	$ 4,079	$ 4,485	$ 7,890
Interest expense, net	244	251	766	929
Income taxes	791	2,566	3,236	5,002
Depreciation and amortization	1,723	2,492	6,635	7,130

EBITDA	3,877	9,388	15,122	20,951
Change in control related costs	261	542	2,266	1,170
Writeoff of certain inventory and plant cane costs	2,309	-	2,309	-

Adjusted EBITDA	$ 6,447	$ 9,930	$ 19,697	$ 22,121

ALICO, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (UNAUDITED)
(in thousands, except per share amounts)

	Three Months Ended June 30,		Nine Months Ended June 30,
	2014	2013	2014	2013
Operating revenues:
Citrus Groves	$21,967	$19,209	$47,023	$43,664
Agricultural Supply Chain Management	4,083	10,553	12,324	27,712
Improved Farmland	2,160	4,760	19,442	21,679
Ranch and Conservation	515	409	1,956	1,265
Other Operations	(50)	298	394	675
Total operating revenue	28,675	35,229	81,139	94,995

Operating expenses:
Citrus Groves	13,617	12,789	29,963	31,488
Agricultural Supply Chain Management	3,916	10,095	12,085	26,886
Improved Farmland	6,591	3,028	20,986	16,044
Ranch and Conservation	164	120	870	380
Other Operations	128	132	280	332
Total operating expenses	24,416	26,164	64,184	75,130

Gross profit	4,259	9,065	16,955	19,865
Corporate general and administrative	2,097	2,253	8,410	6,525

Income from operations	2,162	6,812	8,545	13,340

Other (expense) income:
Interest and investment income, net	88	169	115	530
Interest expense	(244)	(290)	(766)	(968)
Other loss, net	(96)	(46)	(173)	(10)
Total other expense, net	(252)	(167)	(824)	(448)

Income before income taxes	1,910	6,645	7,721	12,892
Income tax expense	791	2,566	3,236	5,002

Net income attributable to common shareholders	1,119	4,079	4,485	7,890

Comprehensive income, net of tax effect	-	-	-	-

Comprehensive income attributable to common shareholders	$1,119	$4,079	$4,485	$7,890

ALICO, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(dollars in thousands, except share and per share amounts)

	June 30, 2014	September 30, 2013
	(unaudited)

ASSETS
Current assets:
Cash and cash equivalents	$24,192	$24,583
Investments	262	260
Accounts receivable, net	16,465	4,266
Due from sugar processor	11,012	-
Inventories	16,693	29,403
Assets held for sale	3,538	-
Other current assets	700	1,283
Total current assets	72,862	59,795

Investment in Magnolia Fund	2,043	5,086
Investments, deposits and other non-current assets	2,066	1,991
Cash surrender value of life insurance	905	897
Property, buildings and equipment, net	123,122	131,071
Total assets	$200,998	$198,840

LIABILITIES & STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,385	$1,729
Long-term debt, current portion	2,000	2,000
Accrued expenses	3,081	2,354
Income taxes payable	3,546	1,171
Dividend payable	441	1,461
Accrued ad valorem taxes	1,207	1,634
Other current liabilities	4,138	1,142
Total current liabilities	15,798	11,491

Long-term debt, net of current portion	32,500	34,000
Deferred income taxes, net of current portion	6,520	6,584
Deferred retirement benefits, net of current portion	4,071	4,029
Total liabilities	58,889	56,104

Commitments and contingencies

Stockholders’ equity:
Preferred stock, no par value. Authorized 1,000,000 shares; issued and outstanding, none	-	-
Common stock, $1 par value; 15,000,000 shares authorized; 7,377,106 shares issued and 7,355,890 and 7,303,568 shares outstanding at June 30, 2014 and September 30, 2013, respectively	7,377	7,377
Additional paid in capital	3,763	9,496
Treasury stock at cost, 21,216 and 73,538 shares held at June 30, 2014 and September 30, 2013, respectively	(875)	(2,816)
Retained earnings	131,844	128,679
Total stockholders’ equity	142,109	142,736
Total liabilities and stockholders’ equity	$200,998	$198,840